Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

RECORD FISCAL 2016 SECOND QUARTER RESULTS

Second Quarter Highlights Include:

•	Net Income Increases to $9.7 Million from $8.5 Million Last Year

•	Diluted EPS Rises to 56 Cents Versus 49 Cents One Year Earlier

•	Gross Margin Advances 16.7 Percent to $26.8 Million from $23.0 Million

•	RFG Segment Revenues Grow Nearly 15 Percent from Last Year’s Second Quarter

Year-to-Date Highlights Include:

•	Net Income Rises to $16.0 Million, a 16.5 Percent Increase from $13.8 Million

•	Diluted EPS Total 92 Cents, up from 79 Cents Last Year

•	Gross Margin Reaches $47.8 Million, up from $40.8 Million

•	CEO Cole Reiterates Avocado-Industry Volume Forecast of 2.5 Billion Pounds

•	CEO Cole Reaffirms Outlook for Record Revenues and EPS in Fiscal 2016

SANTA PAULA, Calif. (June 6, 2016)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported record fiscal 2016 second quarter operating results. Gross profit, net income and earnings per share climbed to new all-time highs for any quarter in its history, according to the company, a global avocado-industry leader and expanding provider of value-added fresh foods.

For the three months ended April 30, 2016, net income rose 14.4 percent to a record $9.7 million, or $0.56 per diluted share, from $8.5 million, equal to $0.49 per diluted share in the fiscal 2015 second quarter. Revenues in the most recent quarter totaled $220.3 million, which compare with $221.6 million in the corresponding second fiscal period last year.

Gross margin advanced to $26.8 million, equal to 12.2 percent of total revenues, an increase in dollars of 16.7 percent from $23.0 million, or 10.4 percent of total revenues, in last year’s second quarter. Operating income in the most-recent quarter grew by 16.6 percent to $15.1 million from $13.0 million in the year-ago second period.

Chairman and Chief Executive Officer Lee E. Cole stated: “Calavo posted an outstanding fiscal 2016 second quarter with many notable financial and operational

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achievements. Most significantly, paced by performance in the Fresh and Calavo Foods business segments, the company shattered all prior single-quarter records for gross margin, net income and earnings per share.

“Calavo sold approximately 16 percent more cartons of fresh avocados in the most-recent quarter versus the second quarter last year indicative of sustained and substantial growth in demand. Our company continues to demonstrate its capabilities and resources to navigate successfully through an industry that is growing rapidly as consumption levels move higher. While lower fresh avocado prices constrained the company’s top line, Calavo’s extensive sourcing, selling and production-management resources enabled us to drive higher gross margin in the second quarter.”

Cole continued: “In our Renaissance Food Group, LLC (RFG) business segment, top-line growth registered nearly 15 percent year over year—another strong showing—and helped substantially offset the aforementioned lower fresh avocado revenues. While RFG revenue growth tracked solidly, as expected and previously disclosed in the first quarter, the segment experienced lower year-over-year gross margins due to the residual impact of raw-material challenges, which we elaborate upon in segment results below.

“Calavo Foods remains a bright star. The highly profitable business segment once again contributed about seven percent of the company’s second quarter revenues but delivered approximately 25 percent of our total gross profit, benefitting from favorable fresh avocado pricing conditions to grow its margin over 530 basis points in the most recent quarter versus the second quarter last year.

Net income for the first-half-ended April 30, 2016 rose 16.5 percent, reaching $16.0 million, or $0.92 per diluted share, from $13.8 million, equal to $0.79 per diluted share, in the initial six months for the fiscal year earlier. Revenues in the current year total $424.9 million, a two percent increase from $416.4 million in the fiscal 2015 first half.

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Gross margin advanced to $47.8 million, or 11.3 percent of total revenues, in the first half of fiscal 2016, an increase of 17.2 percent from $40.8 million, or 9.8 percent of total revenues, in the first half last year. Operating income rose 18.5 percent to $25.2 million from $21.3 million in the fiscal 2015 initial six months.

Second-quarter sales in the company’s Fresh business segment totaled $126.0 million. This compares with sales in the Fresh segment of $137.9 million in the corresponding quarter last year. As discussed in CEO Cole’s comments above, the year-over-year decline in revenues is indicative of marketplace-pricing conditions for fresh avocados. Fresh segment gross margin expanded to $14.1 million, equal to 11.2 percent of segment sales, from $10.9 million, or 7.9 percent of segment sales, in the fiscal 2015 second quarter. Total Fresh segment unit volume rose by more than 24.3 percent to approximately 6.4 million units from 5.1 million units in last year’s second quarter, reflecting the above-mentioned growth in fresh avocado sales volume, as well as significantly higher year-over-year tomato levels.

RFG business segment sales in the most-recent quarter rose 14.7 percent to $79.0 million from $68.4 million in last year’s fiscal second period. Gross margin dipped to $6.2 million, equal to 7.8 percent of segment sales, from $6.5 million, or 9.4 percent of segment sales, in the fiscal 2015 second quarter. Sales growth reflects continued penetration into existing customers, new customers, and new geographic regions, as well as new offerings in RFG’s extensive product portfolio. Challenges related to raw material availability, cost and yield continued to normalize during the quarter, improving segment gross margin on a sequential basis to 7.8 percent in the second quarter from 6.6 percent in the fiscal 2016 initial quarter.

In the Calavo Foods business segment, second quarter sales rose approximately three percent to $15.4 million from $14.9 million in the corresponding period last year. Segment gross margin advanced by $1 million to $6.6 million, equal to 42.9 percent of segment sales, from $5.6 million, or 37.7 percent of segment sales, in the fiscal 2015 second quarter. Gross margins in the Foods segment continued to benefit principally

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from sharply lower avocado pricing discussed above, as well as the favorable currency-exchange rate of the U.S. dollar against the Mexican peso from one year ago.

Selling, general and administrative (SG&A) expense in the most recent quarter totaled $11.7 million, equal to 5.3 percent of total revenues, which compares with $10.0 million, or 4.5 percent of total revenues in the fiscal 2015 second period. The increase in SG&A primarily reflects higher year-over-year compensation expense (principally a higher accrual for anticipated year-end bonuses).

Outlook

Building upon the company’s strong fiscal 2016 second quarter and initial six-month performances, CEO Cole stated that “Calavo enters the fiscal third quarter in a very favorable position both operationally and financially.”

He said, “Fresh avocado operations will continue to track positively. We anticipate delivering double-digit gross margin growth in the Fresh segment this year. Calavo’s avocado volume growth is part of the larger context of an industry that continues to expand rapidly with total consumption projected to reach at least 2.5 billion pounds this year.”

Cole continued: “Underscoring that point, our new Mexico packinghouse in Ciudad Guzmán, Jalisco, will come online during the current quarter in conjunction with government approvals enabling the importation of avocados from Jalisco, Mexico to the United States. Authorization of Jalisco avocado exportation is a highly significant development: it is a harbinger of future volume growth for the industry and, by extension, for Calavo. As our substantial capital investment in Jalisco signifies, the company is committed to building a strong operating base in this dynamic growing region.

“Turning to RFG, we believe that its revenue will continue on the double-digit growth trajectory that has characterized past performance. With respect to RFG segment gross margin, as the second quarter progressed, we saw sequential month-to-month improvement that leaves us optimistic that gross margin percentage will

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continue to trend upward toward historic levels as the year progresses, although it may not achieve double-digit growth for the full fiscal year due to the lagging effect of the aforementioned raw material challenges that impacted the first half of fiscal 2016. “With its incremental addition to overall revenues and meaningful contribution to company gross margin, Calavo Foods is expected to remain a notable contributor, with double-digit segment growth in gross margin anticipated again this year. We expect no real change there and continue working diligently to expand sales to the retail grocery and foodservice channels for this lineup of outstanding products.

“FreshRealm, LLC, in which Calavo maintains a significant ownership interest, is exhibiting consistent month-over-month growth through its own branded online marketplace of prepared ingredients and its partner, Terra’s Kitchen. Cook-at-home meal kit delivery services are seeing substantial growth and becoming increasingly popular among time-constrained American consumers. FreshRealm’s platform is positioned as the optimal way to safely deliver fresh, pre-cut ingredients direct to consumers’ doorsteps on a near-national reach. With distribution now available to more than 80 percent of the United States, FreshRealm has entered its next phase of growth. We feel as confident as ever in its growth potential,” said Cole.

CEO Cole concluded, “We continue to make steady progress on our various strategic growth initiatives to build a larger, more broadly based and diversified Calavo. Even as we do so, we remain squarely focused on delivering strong operating performance as noted by our record-breaking second quarter and first-half financial results. With these results as a cornerstone, I am extremely confident that we remain on target for record-breaking revenues and earnings per share in fiscal 2016.”

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, and salsa under

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the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality products with an emphasis on convenience to meet busy consumers’ lifestyles through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30,	October 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$7,888	$7,171
Accounts receivable, net of allowances of $2,468 (2016) and $2,312 (2015)	75,888	58,606
Inventories, net	29,849	26,351
Prepaid expenses and other current assets	14,540	15,763
Advances to suppliers	—	2,820
Income taxes receivable	—	6,111

Total current assets	128,165	116,822
Property, plant, and equipment, net	75,299	69,448
Investment in Limoneira Company	30,924	27,415
Investment in unconsolidated entities	19,761	19,720
Deferred income taxes	17,462	19,277
Goodwill	18,262	18,262
Other assets	14,220	14,001

	$304,093	$284,945

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$19,613	$3,924
Trade accounts payable	21,285	19,600
Accrued expenses	22,776	21,311
Income tax payable	1,358	—
Short-term borrowings	31,990	36,910
Dividend payable	—	13,907
Current portion of long-term obligations	642	2,206

Total current liabilities	97,664	97,858
Long-term liabilities:
Long-term obligations, less current portion	519	586
Deferred income taxes	234	234

Total long-term liabilities	753	820
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	285	285
Total shareholders’ equity	205,391	185,982

	$304,093	$284,945

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2016	2015	2016	2015

Net sales	$220,303	$221,589	$424,878	$416,380
Cost of sales	193,496	198,614	377,073	375,600

Gross margin	26,807	22,975	47,805	40,780
Selling, general and administrative	11,658	9,986	22,579	19,496

Operating income	15,149	12,989	25,226	21,284
Interest expense	(185)	(236)	(402)	(459)
Other income, net	273	309	514	426

Income before provision for income taxes	15,237	13,062	25,338	21,251
Provision for income taxes	5,561	4,590	9,286	7,480

Net income	9,676	8,472	16,052	13,771
Less: Net income (loss)—noncontrolling interest	13	—	(14)	—

Net income attributable to Calavo Growers, Inc.	$9,689	$8,472	$16,038	$13,771

Calavo Growers, Inc.’s net income per share:
Basic	$0.56	$0.49	$0.93	$0.80

Diluted	$0.56	$0.49	$0.92	$0.79

Number of shares used in per share computation:
Basic	17,348	17,300	17,335	17,298

Diluted	17,445	17,382	17,415	17,343

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended April 30, 2016
Net sales	$125,989	$15,353	$78,961	$220,303
Cost of sales	111,928	8,764	72,804	193,496

Gross margin	$14,061	$6,589	$6,157	$26,807

Three months ended April 30, 2015
Net sales	$137,853	$14,893	$68,843	$221,589
Cost of sales	126,954	9,280	62,380	198,614

Gross margin	$10,899	$5,613	$6,463	$22,975

For the three months ended April 30, 2016 and 2015, inter-segment sales and cost of sales of $1.3 million and $0.5 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2016 and 2015, inter-segment sales and cost of sales of $0.6 million and $0.5 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2016
Net sales	$239,135	$30,841	$154,902	$424,878
Cost of sales	214,579	18,744	143,750	377,073

Gross margin	$24,556	$12,097	$11,152	$47,805

Six months ended April 30, 2015
Net sales	$249,502	$29,516	$137,362	$416,380
Cost of sales	229,886	20,310	125,404	375,600

Gross margin	$19,616	$9,206	$11,958	$40,780

For the six months ended April 30, 2016 and 2015, inter-segment sales and cost of sales of $1.4 million and $0.7 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2016 and 2015, inter-segment sales and cost of sales of $1.3 million and $0.7 million between Calavo Foods and RFG were eliminated.